TBS International Limited Enters into a New Credit Facility

HAMILTON, BERMUDA - August 1, 2006 - TBS International Limited (NASDAQ: TBSI), an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk transportation services, announced today that it entered, through its subsidiaries, into a $140.0 million credit facility (the “Credit Facility”) with a syndicate of commercial lenders led by Bank of America. This new Credit Facility will be used to refinance existing indebtedness, to provide for working capital and to fund the acquisition of additional vessels.

The Credit Facility is composed of a $65.0 million revolving credit facility and a $75.0 million term loan facility. Pursuant to the Credit Facility, the company made a drawdown of $75.0 million on the term loan and an initial drawdown of $10.0 million on the revolving credit facility to refinance $85.0 million of existing term borrowings with GMAC, Merrill Lynch, AIG and Bank of America and to cover costs associated with the refinancing.

The Credit Facility provides a four-year self-amortizing term loan with quarterly principal payments of approximately $4.7 million beginning September 2006. The non-amortizing revolving loan is due July 2010. Interest on the Credit Facility initially is at LIBOR plus a margin of 2.25%. The interest rate margin becomes adjustable beginning March 31, 2007.

Upon completing the Credit Facility, unamortized deferred financing costs associated with existing credit facilities aggregating $1.3 million were written off as a non-cash charge in July 2006. Additional costs aggregating $2.2 million were paid to existing lenders upon the early payment of the loans and charged to interest expense in July 2006. In connection with the Credit Facility, the company incurred deferred financing costs of $2.6 million in July 2006 that will be amortized over the term of the facility.

Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer commented: ‘This new credit facility enables us to optimize the utilization of our cash flow and provides us with increased financial and operational flexibility. It increases our borrowing capacity enabling us to execute our growth strategy, provides us with better terms and simplifies the administration of our debt, as we now consolidate into a single facility the majority of our existing indebtedness incurred under several facilities.”

Forward Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:
•	changes in demand;
•	a material decline or prolonged weakness in rates in the shipping market;
•
changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

•	actions taken by regulatory authorities;
•	changes in trading patterns significantly impacting overall vessel tonnage requirements;
•	changes in the typical seasonal variations in charter rates;
•
increases in costs including without limitation: changes in production of or demand for oil and petroleum products, generally or in particular regions; crew wages, insurance, provisions, repairs and maintenance;

•	changes in general domestic and international political conditions;
•
changes in the condition of the company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); and

•
other factors listed from time to time in the company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the period ended December 31, 2005 and its subsequent reports on Form 10-Q and Form 8-K.

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Visit our website at www.tbsship.com

For more information, please contact:

Company Contact:
Ferdinand V. Lepere
Executive Vice President and Chief Financial Officer
TBS International Limited
Tel. 914-961-1000
 InvestorRequest@tbsship.com

Investor Relations / Media:
Nicolas Bornozis
Capital Link, Inc. New York
Tel. 212-661-7566
E-mail: nbornozis@capitallink.com